Construction Mate Washington, DC 20549 ________________________________________ FORM 11-K Full title of the Plan) VULCAN MATERIALS COMPANY (Name of issuer of the securities held pursuant to the Plan)

Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147449 on Form S-8 of our report relating to the financial statements of Vulcan Materials Company and the effectiveness of Vulcan Materials Company’s internal control over financial reporting dated February 26, 2019, appearing in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2018, and our report dated June 27, 2019 appearing in the Annual Report on Form 11-K of Vulcan Materials Company Construction Materials Divisions Hourly Employees Savings Plan for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Birmingham, Alabama

June 27, 2019

Exhibit 23(a)